                                                                     EXHIBIT 4.1

                                 LOAN AGREEMENT
                                 --------------

         This Agreement, dated July 11, 1997, between ARBOR HEALTH CARE COMPANY, a Delaware corporation, with its principal place of business at 1100 Shawnee Road, Lima, Ohio 45802 (hereinafter called the "Company"), and THE PROVIDENT BANK, Cincinnati, Ohio, an Ohio banking corporation with its principal place of business at One East Fourth Street, Cincinnati, Ohio 45202 (hereinafter called the "Bank"),

                                   WITNESSETH

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter stated, the parties hereto agree as follows:

Section 1.  General Provisions
------------------------------

         1.1 For the period through June 30, 1999, the Bank agrees to make available to the Company a revolving credit facility not to exceed Thirty Million and 00/100 dollars ($30,000,000) of indebtedness of the Company to the Bank outstanding from time to time (the "Loan"), or so much thereof as the Company may draw upon and borrow from time to time, and the amount, terms, and conditions of which may be adjusted from time to time under mutual consent. Each portion of the Loan representing advances applied for the acquisition or development of a center pursuant to Section 1.2 below is sometimes referred to herein as the "Facility Loan." Each Facility Loan shall be evidenced by a Promissory Note (individually and collectively referred to as the "Note") of the Company in the form annexed hereto as Exhibit A maturing as provided therein and bearing interest at prime + 0 Basis Points or LIBOR + 175 Basis Points. The Note shall provide for: two years of monthly interest payments from date of note: during the third year, monthly interest and principal payments based upon a 15 year amortization schedule; during years four through seven, substantially equal monthly payments of principal together with interest in an amount necessary to fully amortize the balance of the Note over a four year period. The terms and conditions of the Note may be adjusted by mutual consent of Bank and Company. The term, principal amount and amortization specified in this Section, may be adjusted by Bank to reflect changes in laws and regulations subsequent to this Agreement. The Company may at any time, or from time to time prepay the Note, in whole or in part, without penalty.

         1.2 The purpose of the Loan shall be for the acquisition, development and refinancing by the Company of health care and retirement centers (and leasehold interests therein), obtaining stand-by letters of credit, renovations and capital expenditures, and providing for working capital needs. Any working capital advanced may not exceed $5,000,000 at any one time. The Company further understands that, with respect to advances drawn under Facility Loans, the Bank will lend no more than ninety percent (90%) of the purchase price, development costs, or leasehold interest of any such center. The Bank reserves the right to approve all terms and conditions of any loans, advance or commitment at its reasonable discretion.

         1.3 The parties agree that the Bank shall have no further obligation to advance any additional loans to the Company under the terms of previous Loan Agreements dated August 9, 1996, August 1, 1995, August 11, 1993, September 9, 1992, December 5, 1989, and November 7, 1990, between the Company and the Bank.

Section 2.  Conditions of Commitment
------------------------------------

         The Bank shall not be obligated to lend hereunder unless:

         2.1 The representations and warranties in Section 3 shall be true on and as of the date of each advance with the same effect as though they had been made on and as of that date, and no Event of Default (as specified in Section 6) and no event which with the lapse of time or the lapse of time and the giving of notice would constitute an Event of Default, shall have occurred and be continuing at the date of each advance.

Section 3.  Representations and Warranties of the Company
---------------------------------------------------------

         The Company represents and warrants that:

         3.1 The Company is a corporation duly organized and existing under the laws of the State of Delaware.

         3.2 There is no provision in the Company's Articles of Incorporation or By-laws, and no provision of any existing indenture, contract or agreement, to which the Company is a part, which would be contravened by the execution and delivery hereof or of the Note or by the performance of any of the covenants, undertakings or actions of the Company provided for in this Agreement, except as disclosed in Section 3.8 of this Agreement.

         3.3 The financial statements of the Company, as of December 31, 1996, copies of which have been delivered to the Bank, accurately reflect the financial condition of the Company. There are no undisclosed contingent liabilities of the Company. There has been no material adverse change in the financial condition, business or operations of the Company since December 31, 1996.

         3.4 No litigation or governmental proceedings are pending or, to the knowledge of the officers of the Company, threatened against the Company which could have a material adverse effect on its financial condition or business, except as set forth in the opinion of the Company's counsel referred to in
Section 2.2 of the Agreement.

         3.5 The Company has corporate authority to enter into this agreement and to incur the obligations provided for herein and the Company has taken all proper and necessary corporate action to authorize the execution and delivery of this Agreement, the Note, and other instruments and documents provided for herein.



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         3.6 No consent or approval of or exemption by any governmental or public body or authority is required to authorize, or is required in connection with, the execution, delivery and performance by the Company of this Agreement or of any Notes or other documentation in connection herewith.

         3.7 The Company has good and marketable title to the properties and assets set forth in the balance sheet of latest date referred to above, or purported to have been acquired after said date, excepting, however, property and assets sold or otherwise disposed of in the ordinary course of business subsequent to said date. There are no mortgages, liens, charges, or encumbrances of any nature whatsoever on any of the properties or assets of the Company financed by the Bank other than those permitted by Section 5.2 hereof.

         3.8 The Company is not in default in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any evidence of indebtedness of the Company or in any lease to which the Company is a party, and the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, in compliance with the terms and provisions hereof and of the Note, will not, to the knowledge of the Company, violate the provisions of any applicable law, or of any applicable order or regulation of any governmental authority having jurisdiction of the Company and will not conflict with or result in a breach of any of the terms, conditions or provisions of any corporate restriction or of any agreement or instrument to which the Company is now a party, or constitute a default thereunder, or result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

         3.9 All plans (as the term "Plan" is defined in Section 4021(a) of the Employee Retirement Income Security Act of 1974 as amended or supplemented from time to time ("ERISA")), except multi-employer plans, for which the Company is an "employer" or a "Substantial Employer" as defined in Section 3(5) and 4001a(2) of ERISA, respectively, are in compliance with ERISA and the regulations and published interpretations thereunder. To the extent the Company maintains any qualified defined benefit pension plan:

                  a. There exists no accumulated funding deficiency with respect thereto;

                  b. No reportable event has occurred and is continuing with respect thereto that requires a 30 day notice to the Pension Benefit Guaranty Corporation ("PBGC") under Section 4043(a) of ERISA.

                  c. No lien has been filed or threatened to be filed by the PBGC pursuant to Subtitle A of Title IV or ERISA, and/or Subparagraph D.




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         3.10     ENVIRONMENTAL MATTERS:

                           (1) There have been no claims, notices, orders or
directives on environmental grounds made or delivered to, pending or served on Company or its agents, or of which Company or its agents after due investigation are aware, issued by a governmental department or agency having jurisdiction over the Land and Improvements, affecting the Land and Improvements or any part thereof or requiring any work to be done upon or about the Land and Improvements or any part thereof, including but not limited to clean up orders; or issued or claimed by any private agency or individual affecting the Land and Improvements or any part thereof.

                           (2) To the best of Company's knowledge, there have
not been, are not now and as of the closing date, there will be no solid waste, hazardous waste, hazardous substance, toxic substances, toxic chemicals, pollutants or contaminants, underground storage tanks, purposeful dumps, substances, wastes, pollutants or accidental spills in, on or about the Land the Improvements, except for medical, biological and related hazardous wastes disposed of by Company in the ordinary course of business, and to the best of Company's knowledge, no solid waste, hazardous waste, hazardous substances, pollutants, contaminants, wastes or toxic substances have ever been stored on the Land and Improvements by Company, except for medical, biological and related hazardous wastes disposed of by Company in the ordinary course of business.

                           (3) Company agrees and covenants that Bank shall not
assume any liability or obligation for loss, damage, fines, penalties, claims or duty to clean up or dispose of wastes or materials on or relating to the Land and Improvements regardless of any inspections of the Land and Improvements made by the Bank prior to the consummation of this transaction or as a result of any conveyance of title of the Land and Improvements to the Bank by foreclosure, deed in lieu of foreclosures, or otherwise. Company agrees to remain fully liable and shall indemnify and hold harmless Bank from any costs, expenses, cleanup costs, waste disposal costs, litigation costs, fines, penalties, including without limitation those costs, expenses, penalties and fines within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Superfund Amendments and Reauthorization Act ("SARA"), the Clean Water Act, the Clean Air Act, the Resource Conservation Recovery Act as amended by the Hazardous and Solid Waste Amendments of 1984, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act all as amended and other federal, state and local environmental laws, and from other related liabilities, upon the occurrence of a breach of any of Company's foregoing representations and warranties.

                           (4) As used herein, "Land and Improvements" shall
mean those health care facilities which have been or are being acquired or developed with the proceeds of advances from the Loan.








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Section 4.  Affirmative Covenants of The Company
------------------------------------------------

         The Company agrees that, from the date hereof and so long as the Note shall be outstanding, unless the Bank shall otherwise consent in writing:

         4.1 The Company will pay when due the principal of, and the interest on the Notes.

         4.2 The Company will pay and discharge when due all taxes, assessments, levies, and governmental charges imposed upon their properties, operations, income, products or profits, and all lawful claims, including claims for labor, material and supplies, which if unpaid might become a lien or charge upon the Company's property or assets, provided, however, that the provisions of this paragraph shall not apply to any taxes, assessments, levies or other alleged liabilities the validity of which is being contested in good faith by appropriate legal proceedings.

         4.3 The Company will provide for the maintenance of insurance with responsible insurers to the same extend as is usual with corporations in similar businesses, and will provide the Bank with evidence of its fire and extended coverage of its property, and such insurance shall provide for the payment of loss, if any, to Bank or its assigns, as its interests may appear, and Bank may, at its option, apply the proceeds of such insurance, in whole or in part, to the reduction of the Company's indebtedness referred to in this Agreement.

         4.4     The Company will furnish Bank:

                  a. Within ninety (90) days after each fiscal year of the Company, a copy of the annual audit report of the Company prepared (on a consolidated basis) and in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year, signed by an independent Certified Public Accountant.

                  b. Within forty-five (45) days after each quarter except the last quarter of each fiscal year of the Company, a copy of its unaudited financial statement, similarly prepared, consisting of at least a balance sheet as of the close of such quarter, a profit and loss statement and an analysis of cash flow for such quarter and for the period from the beginning of such fiscal year to the close of such quarter, signed by the appropriate financial officer of the Company.

                  c. Such other information as may from time to time reasonably be requested by Bank.

         4.5 Inform the Bank of any litigation involving the Company, the adverse determination of which might substantially prejudice the payment of the Loan.

         4.6 Maintain its corporate existence and comply with all valid laws and regulations applicable thereto.





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         4.7 Maintain a relationship of total debt to net worth such that at no time will total debt be more than 4.5 times the amount of net worth. Total debt and net worth will be defined in accordance with generally accepted accounting principles.

         4.8 Maintain current assets in an amount not less than current liabilities. Current assets and current liabilities shall be determined in accordance with generally accepted accounting principles.

         4.9 Maintain and interest coverage ratio of at least 1.1 to 1 at each fiscal year end. The "interest coverage ratio" means a ratio in which the numerator is the sum of net income of the Company calculated for the twelve (12) month period preceding the date of calculation of such coverage PLUS federal and state taxes owed or paid by the Company PLUS interest expense PLUS the sum of noncash expenses or allowances for such period, including, without limitation, amortization or write down of intangible assets, depreciation, depletion, and deferred taxes and expenses, LESS an assumed capital expenditure of $300.00 per bed for all nursing home beds owned/leased by the Company for the applicable period, and the denominator is the interest expense of the Company for such period.

         In calculating "net income," federal and state taxes on such income shall be deducted, any extraordinary income shall be deducted.

         4.10 Maintain a debt service coverage ratio of at least 1.15 to 1 at each fiscal year end. The "debt service coverage ratio" means a ratio in which the numerator is the sum of net income of the Company calculated for the twelve
(12) month period preceding the date of calculation of such coverage PLUS the sum of noncash expenses or allowances for such period, including, without limitation, amortization or write down of intangible assets, depreciation, depletion, and deferred taxes and expenses, LESS any dividends paid by the Company, and LESS an assumed capital expenditure of $300.00 per bed for all nursing home beds owned/leased by Company for the applicable period, and the DENOMINATOR is the sum of the current portion of the long term debt of the Company at the end of such period.

         In calculating "net income," federal and state taxes on the Company's income shall be deducted, and any extraordinary income shall be deducted. In calculating "long term debt", this includes all obligations (including capital lease obligations) which are due more than one (1) year from the date as of which the computation thereof is made, provided that for purposes of determining the debt service coverage ratio for the Company as set forth above, any principal "balloon" or "bullet" payments due at maturity of indebtedness will not be included in such computation.

         4.11 Maintain a net worth of at least $30,000,000 throughout the fiscal year ending December 31, 1994, a net worth equal to $30,000,000 plus 50% of net income of each year after December 31, 1994. In calculating net income, federal and state taxes on the Company's income shall be deducted, and any extraordinary income shall be deducted.

         4.12 Maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order, and condition and, from time to time, make all necessary and proper repairs, renewals, replacements, betterments, and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         4.13 Comply in all material respects with ERISA and the regulation and published interpretations thereof. The provisions of this paragraph shall not apply to any ERISA regulations or published interpretations, the validity of which is being contested in good faith by appropriate legal proceedings.

         4.14 Indemnify Bank for and hold Bank harmless from (including without limit reasonable attorneys' fees and litigation expenses) any claims of whatever nature arising out of or in any way related to this Agreement.

         4.15 Company hereby covenants that it shall not encumber the property (real property, furnishings, fixtures, and appliances located at those health care and leasehold interests which are acquired, developed or refinanced with the proceeds of the Term Notes) without the Bank's prior written consent.

         4.16 Provide Bank with a market study prior to funding of new loan and a third party appraisal within 90 days of funding any new loan, both of which support the proposed development or acquisition.

Section 5.  Negative Covenants of The Company
---------------------------------------------

         The Company agrees that, from the date hereof and so long as the Note shall be outstanding, unless the Bank shall otherwise consent in writing, it will not:

         5.1 Liquidate or dissolve or consolidate with, acquire or merge into any other corporation, sell or otherwise dispose of any substantial part of its assets or business, unless the surviving or resulting corporation or transferee is subject to the obligations of Company under this Agreement (including without limitation Section 4.7 to 4.10) and the Notes executed pursuant to this Agreement. This Section does not prohibit a merger into or with a wholly owned subsidiary or affiliate of Company.

         5.2 Create any new liens, or encumbrances on any of the facilities being financed by Bank pursuant to Section 1.2 hereof, except as required hereunder and except liens being contested in good faith.

         5.3 Guarantee, endorse or otherwise become surety for or upon the obligations of others except by endorsement for deposit or collection in the ordinary course of business and for guaranties of loans required under management contracts in an amount not to exceed $750,000 on each management contract, and except for other guarantees of up to $1,500,000 in aggregate.

         5.4 Create, incur, assume, become, or be liable in any manner in respect of, any indebtedness except:

                  a. Indebtedness in respect of the Note;

                  b. Indebtedness under credit commitments including any and all short term credit provided by banks;

                  c. Indebtedness incurred in the ordinary course of business;

                  d. Indebtedness for liens, taxes, assessments, governmental charges, or claims to the extent that payment thereof shall not be required to be made by the provisions hereof.

         5.5 Make loans or advances of any kind to any firm, corporation, or enterprise whatsoever, except extensions of credit in the ordinary course of business.

Section 6.  Events of Default
-----------------------------

         If any one or more of the following events, herein called "Events of Default," shall occur and be continuing, for thirty (30) days after written notice to the Company, the entire principal amount of the Note and accrued unpaid interest thereon shall become due and payable upon demand by the Bank:

         6.1 The Company shall default in the payment of installments of principal or interest as required by the terms of the Note.

         6.2 The Company shall default in the observance or performance of any covenant or agreement set forth in this Agreement or in any other agreement executed in connection with the Loan.

         6.3 Any representation or warranty made by the Company herein proves untrue in any material respect.

         6.4 The Company becomes insolvent or bankrupt, or makes an assignment for the benefit of creditors or consents to the appointment of a trustee or receiver or voluntarily suspends the transaction of its usual business.

         6.5 A trustee or receiver is appointed for all or a substantial part of the properties of the Company without the consent of the Company and not being discharged within 30 days.

         6.6 Any failure to perform any other covenant or agreement, or to meet any other condition required to be paid, perform, or met by any loan document or by any other agreement or contract between the Company and Bank or any failure to conform to any other warranty or representation contained in any loan document or in any other agreement or contract between the Company and Bank.

Section 7.  Remedies Upon Default
---------------------------------

         Immediately upon the occurrence of any default and continuously thereafter until Bank waives the default in writing, at Bank's option:

         7.1 The outstanding balance of the Loan and all interest accrued thereon shall be immediately due and payable without demand, presentment of any kind, notice of dishonor, protest, noting for protest, or other notice of any kind, all of which are waived.

         7.2 Without waiving any prior or subsequent default, Bank may either waive or, with or without waiving, remedy any default.

         7.3 Bank may exercise any remedy or right granted in any loan document or provided by law and, in so doing, incur reasonable expenses (including attorney's fees).

         7.4 To the extent permitted by law, the Company agrees that if default shall be made in the payment of the principal of, or interest or late charges, if any, on the Note, when the same shall become due and payable, it will pay to the Bank such additional amount as shall be sufficient to cover the cost and expenses of collection, including reasonable compensation to the Bank's attorneys.

Section 8.  Miscellaneous
-------------------------

         8.1 Neither the failure nor any delay on the part of the Bank to exercise any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         8.2 This Agreement shall be binding upon the Company, its successors and assigns, and shall be binding upon the Bank and shall inure to the benefit of the Bank and its respective successors and assigns.

         8.3 This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio.

         8.4 All Agreements, Representations and Warranties made herein shall survive the delivery of the Note and the making of the Loan hereunder.

         8.5 Bank and its officers, agents and attorneys shall at all reasonable times be given free and complete access to the place of business of Company and to its property, ledgers, records and books, provided that the Bank and its officers, agents and attorneys shall maintain the confidentiality of any information respecting the Company, its business or operations that they receive or have access to pursuant to this provision.

         8.6 Company hereby assumes and agrees to pay all costs incidental to the Loan, including without limitation, recording and filing fees, insurance costs, reasonable fees and out-of-pocket expenses of Bank's counsel in connection with the negotiation, preparation, execution, performance and enforcement of this Agreement

         8.7 If any provision of the Agreement or the Note is contrary to the laws of the State of Ohio, the same shall not invalidate the other provision thereof.

         8.8 This Agreement is part and parcel of the single Agreement consisting of this instrument and the Note executed by the Company pursuant hereto; all of said agreement, instruments, loans and documents to be read as a whole in determining the entire Agreement and the intent of the parties.

         8.9 All notices, statements, requests and demands to or on the Company hereunder shall be deemed to have been given when deposited in the mail, delivered to the courier company, or a facsimile sent, addressed to Arbor Health Care Company, 1100 Shawnee Road, Lima, OH 45805 or such other address as may be furnished in writing by the Company to the Bank. No other method of giving notice or furnishing such information is hereby precluded.

         8.10 All notices to be given to the Bank shall be deemed to have been given when deposited in the mail, delivered to the courier company, or facsimile sent, addressed to The Provident Bank, One East Fourth Street, Cincinnati, Ohio 45202, Attn: Senior Commercial Loan Officer. No other method of giving notice or furnishing such information is hereby precluded.

         8.11 AS A SPECIFICALLY BARGAINED INDUCEMENT FOR THE BANK TO EXTEND CREDIT TO THE COMPANY, THE COMPANY HEREBY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LITIGATION BETWEEN THE BANK AND THE COMPANY ARISING OUT OF THIS AGREEMENT, THE NOTE AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


THE PROVIDENT BANK                               ARBOR HEALTH CARE COMPANY

By: \s\Robert C. Lafkas                          By: \s\W. Wondolowski
    ----------------------------                    ----------------------------
Title:      VP                                   Title:     VP & Treasurer
      --------------------------                        ------------------------

                                    EXHIBIT A

                                 PROMISSORY NOTE


$___________________                    Cincinnati, Ohio ______________, 19 ____

Seven years after date of this Note set forth above, except as set forth below, the undersigned, for value received, promises to pay to the order of The Provident Bank, at any of its offices in Cincinnati, Ohio, the sum of ____________________________ , with interest at the rate of to vary with Provident Bank Prime + 0 basis points or LIBOR + 1.75 basis points per annum until maturity, and after maturity at a rate two percent greater than the stated rate.

Principal and/or interest shall be due and payable in arrears on the monthly anniversary of the date of this Note set forth above according to the following schedule:

         a. During the first 24 months payments of interest only.

         b. During the subsequent 12 months payments of principal and interest, based on a 15 year amortization period. The 15 year amortization period is calculated according to a normal mortgage amortization period, and the interest is variable and calculated monthly.

         c. Followed by 4 years of substantially equal monthly payments of principal together with interest.

If any payment of principal or interest hereunder is not paid when due, and continues for thirty (30) days after written notice to the Company including but not limited to the insolvency, bankruptcy, business failure, death, default in the payment of other obligations or receivership of or concerning any maker or indorser(s) hereof, this Note shall, at the option of its holder, become immediately due and payable, without notice to or further consent from any of them.

If any payment of principal or interest is not paid within 10 days of when due, the holder at its option may charge and collect, or add to the unpaid principal balance hereof, a late charge up to the greater of $100 or 1% of the unpaid balance of this Note at the time of such delinquency for each such delinquency to cover the extra expense incident to handling delinquent accounts. Interest will be charged only upon the unpaid balance for the actual number of days outstanding, except that there will be a minimum Finance Charge of $25.00. The per diem interest charge hereon is one-three hundred sixtieth of the per annum interest amount. Prime rate is that annual percentage rate of interest which is announced by The Provident Bank from time to time, which is in effect until a new rate is announced and which provides a base to which loan rates may be referenced.

The undersigned and all indorsers hereby waive presentment, demand for payment, protest and notice, and agree and consent to the addition of persons as parties to this obligation without notice to the undersigned, and to all extensions and/or renewals which the holder hereof may grant. The undersigned and all indorsers further agree to reimburse the holder for all advances, charges, costs and expenses, including reasonable attorneys' fees, incurred or paid in exercising any right, power or remedy conferred by this Note, or in the enforcement thereof. If the undersigned are more than one (1), the liability of the undersigned hereon is joint and several, and the term "undersigned," as used herein, means any one or more of them.

This Note is issued pursuant to a certain Loan Agreement dated as of July 11, 1997 between the undersigned and The Provident Bank and is subject to the terms and conditions of the Loan Agreement.

The undersigned hereby state(s) that the purpose of the loan evidenced by this
Note is for the development of the ______________________ project. The provisions of this Note shall be interpreted in accordance with the laws of Ohio.

                                           ARBOR HEALTH CARE COMPANY



                                           By:
                                               ---------------------------------
                                           Title:
                                                  ------------------------------